As filed with the Securities and Exchange Commission on October 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Navitas Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	85-2560226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3520 Challenger Street

Torrance, California 90503-1640

(Address of Principal Executive Offices) (Zip Code)

Claros, Inc. 2024 Equity Incentive Plan
(Full title of the plan)

Matthew Sant, Esq.
Senior Vice President, General Counsel and Secretary
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, California 90503-1640
(Name and address of agent for service)

(844) 654-2642
(Telephone number, including area code, of agent for service)

Copy to:
Katheryn A. Gettman, Esq.

Kevin J. Roggow, Esq.

Cozen O’Connor

Three World Trade Center

175 Greenwich Street, 56th Floor

New York, New York 10007

(212) 908-1294

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

On October 6, 2026, Navitas Semiconductor Corporation (the “Registrant”) acquired Claros, Inc. (“Claros”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated August 24, 2026, by and among the Registrant, Claros, Compass Merger Sub 1 Inc., Compass Merger Sub 2 LLC, and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of Claros (such transaction, the “Transaction”). In connection with the Transaction, outstanding unvested stock options under the Claros, Inc. 2024 Equity Incentive Plan (the “Plan”) to purchase shares of Claros common stock were assumed by the Registrant and converted into stock options to purchase shares of the Registrant’s Class A common stock (the “Common Stock”), par value $0.0001 per share (the “Assumed Options”). This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant to register 2,395,762 shares of Common Stock issuable pursuant to the exercise of the Assumed Options. The number of shares of Common Stock registered hereunder is calculated based on the Option Exchange Ratio (as defined in the Merger Agreement) multiplied by 1,829,886, which is the number of outstanding stock options of Claros that were eligible to be converted into stock options of the Registrant pursuant to the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 5, 2026, and for the quarter ended June 30, 2026, filed with the SEC on July 27, 2026;

•	Current Reports on Form 8-K filed with the SEC on February 24, 2026; March 11, 2026 (Item 5.02 only), March 17, 2026, April 13, 2026, May 4, 2026 (Item 5.02 only), May 11, 2026, May 13, 2026, May 22, 2026, May 22, 2026, June 4, 2026, June 9, 2026, June 15, 2026, June 26, 2026, August 25, 2026, September 21, 2026 (as amended by Current Report on Form 8-K/A filed on September 21, 2026) and October 6, 2026 (Item 8.01 only); and

•	the description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on October 19, 2021, including any amendments filed for the purpose of updating such description, including Exhibit 4.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on February 27, 2026.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that it may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation and bylaws. Each indemnification agreement provides for indemnification and advancements by the registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the registrant or, at the registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The registrant believes that these provisions and agreements are necessary to attract qualified directors and executive officers.

The registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to any indemnification provision contained in the registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K, filed with the SEC on October 25, 2021).
4.2	Amended and Restated Bylaws of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K, filed with the SEC on April 10, 2025).
5.1*	Opinion of Cozen O’Connor.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Baker Tilly US, LLP.
23.3*	Consent of Cozen O’Connor (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this registration statement).
99.1*	Claros, Inc. 2024 Equity Incentive Plan.
99.2*	Amendment to Claros, Inc. 2024 Equity Incentive Plan.
99.3*	Form of Claros, Inc. Stock Option Agreement.
107*	Filing Fees Table.

*	Filed herewith.

Item 9.     Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on October 6, 2026.

NAVITAS SEMICONDUCTOR CORPORATION

/s/ Chris Allexandre
Chris Allexandre
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Navitas Semiconductor Corporation hereby constitutes and appoints each of Chris Allexandre, Tonya Stevens and Matthew Sant as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments to this registration statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and cause the same to be filed with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chris Allexandre	President, Chief Executive Officer and Director	October 6, 2026
Chris Allexandre	(Principal Executive Officer)

/s/ Tonya Stevens	Chief Financial Officer and Treasurer	October 6, 2026
Tonya Stevens	(Principal Financial and Accounting Officer)

/s/ Richard J. Hendrix	Director and Chairman of the Board	October 6, 2026
Richard J. Hendrix

/s/ Cristiano Amoruso	Director	October 6, 2026
Cristiano Amoruso

/s/ Gregory M. Fischer	Director	October 6, 2026
Gregory M. Fischer

/s/ Davin D. Lee	Director	October 6, 2026
Davin D. Lee

/s/ Brian Long	Director	October 6, 2026
Brian Long

/s/ David Moxam	Director	October 6, 2026
David Moxam

/s/ Dipender Saluja	Director	October 6, 2026
Dipender Saluja

/s/ Gary K. Wunderlich, Jr.	Director	October 6, 2026
Gary K. Wunderlich, Jr.

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